U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.   20549

                               FORM 4

           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of
         1934, Section 17(a) of the Public Utility Act of 1935
         or Section 30(f) of the Investment Company Act of 1940

( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


1. NAME AND ADDRESS OF REPORTING PERSON

   Ross                         Monte
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  (Last)                      (First)              (Middle)

  c/o Ultradata Systems Inc.
  9375 Dielman Industrial Drive
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  (Street)

  St. Louis                       MO               63132
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  (City)                      (State)              (Zip)

2. ISSUER NAME AND TICKER OR TRADING SYMBOL

     Ultradata Systems, Inc.  -  ULTR
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3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (Voluntary)

   ###-##-####
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4. STATEMENT FOR MONTH/YEAR

     March, 2000
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5. IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

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6. RELATIONSHIP OF REPORTING PERSON TO ISSUER
     (CHECK ALL APPLICABLE)

( x ) Director                    ( x ) 10% Owner
( x ) Officer (give title below)  (   ) Other (specify below)

        President
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7. INDIVIDUAL OR JOINT/GROUP FILING (Check applicable line)

( x ) Form filed by one Reporting Person
(   ) Form filed by more than one Reporting Person
===============================================================================
                        TABLE I
      NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF
                   OR BENEFICIALLY OWNED
==============================================================================

                               4.Securities  5.Amount of  6.Owner- 7.Nature of
                               (A) Acquired   Securities   ship      Indirect
                    3.Trans-   (D) Disposed   Owned at end Form      Beneficial
                      action   (Instr. 3,4    of Month     Direct(D) Ownership
           2.Trans-   Code      and 5)        (Instr. 3    Indirect  (Instr.4)
1.Title of  action   (Instr.8) -------------  and 4)       (I)
  Security  date      -------  Amount (A) Price            (Instr. 4)
  (Instr.3) mm/dd/yy  Code  V         (D)
  -----------------------------------------------------------------------------

Common stock 3/06/00  S       15,900   D  $19.01  379,000   I        As Trustee
------------------------------------------------------------------------------



EXPLANATION OF RESPONSES:


=============================================================================
                             TABLE II
DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
 (e.g. puts, calls, warrants, options or convertible securities)
================================================================================

                                                   5.Number of
                                                   Dervative   6.Date       7.Title and 8.Price    9.Number    10.Owner-  11.Nature
                                                   Securities  Exercisable  Amount of   of         of          ship of    of
                                                   Acquired (A)and          Underlying  Derivative Derivative  Derivative Indirect
                                                   or Disposed Expiration   Securities  Security   Securities  Security:  Beneficial
1.Title of 2.Conversion 3.Transaction 4.Transaction of (D)      Date         (Instr. 3   (Instr. 5)BeneficiallyDirect (D) Ownership
Derivative of Exercise  Date          Code         (Instr. 3,4 (mm/dd/yy)   and 4)                  Owned at   or         (Instr. 4)
Security   Price of     (mm/dd/yy)    (Instr.8)    and 5)      Date  Expir- Title  Amount           End of     Indirect
(Instr.3)  Derivative                               (A)   (D)  Exer- ation         or               Month      (I)
           Security                                            cisable Date        Number           (Instr. 4) (Instr. 4)
                                                                                   of shares
-----------------------------------------------------------------------------------------------------------------------------------


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







April 10, 2000               /s/ Monte Ross
-----------------           -----------------------------------
Date                         Signature of Reporting Person


INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE
FEDERAL CRIMINAL VIOLATIONS.  SEE 18 U.S.C. 1001 AND 15 U.S.C.
78FF(A).